EXHIBIT 10.1

TRADEWEB MARKETS INC.
2019 OMNIBUS EQUITY INCENTIVE PLAN
PSU - NOTICE OF GRANT

(Version 2024)

Tradeweb Markets Inc. (the “Company”), a Delaware corporation, hereby grants to the Grantee set forth below (the “Grantee”) an Award of Performance Stock Units (the “PSUs”), pursuant to the terms and conditions of this Notice of Grant (the “Notice”), the PSU Award Agreement attached hereto as Exhibit A (the “Award Agreement”), and the Tradeweb Markets Inc. 2019 Omnibus Equity Incentive Plan (the “Plan”). Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Award Agreement or, if not defined therein, in the Plan, unless the context requires otherwise. Each PSU, to the extent earned and vested pursuant to the terms set forth in the Award Agreement, represents the right to receive one (1) Share at the time and in the manner set forth in Section 5 of the Award Agreement.

Date of Grant:

Name of Grantee:    William Hult

Target Number of PSUs:

Vesting:    The Award shall vest pursuant to the terms and conditions set forth in Section 3 of the Award Agreement.

Performance Period:    January 1, 2024 – December 31, 2026

The Award shall be subject to the execution and return of this Notice by the Grantee to the Company within 15 days of the Grantee’s receipt of this Notice (including by utilizing an electronic signature and/or web-based approval and notice process or any other process as may be authorized by the Company).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Notice of Grant as of the Date of Grant set forth above.

TRADEWEB MARKETS INC.

By:
Name:
Title:

GRANTEE

By:
Name: William Hult

Exhibit A
TRADEWEB MARKETS INC.
2019 OMNIBUS EQUITY INCENTIVE PLAN
PSU AWARD AGREEMENT

(Version 2024)

THIS PSU AWARD AGREEMENT (this “Award Agreement”) is entered into by and between Tradeweb Markets Inc. (the “Company”) and the individual set forth on the signature page to that certain Notice of Grant (the “Notice”) to which this Award Agreement is attached. The terms and conditions of the Award granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, shall be as set forth in the Notice and this Award Agreement. Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Notice or, if not defined therein, in the Plan.
1.No Right to Continued Employee Status or Consultant Service

Nothing contained in this Award Agreement shall confer upon the Grantee the right to the continuation of his or her employment, or, in the case of a Consultant or Director, to the continuation of his or her service arrangement, nor shall anything herein interfere with the right of the Company or any of its Subsidiaries or other Affiliates to Terminate the Grantee.

2.Term of PSUs

This Award Agreement shall remain in effect until the Award has fully vested and been settled or been forfeited by the Grantee as provided in this Award Agreement.

3.Vesting of PSUs

(a)Vesting Date. Subject to the Grantee’s not having Terminated, except as specifically provided herein or in the Plan, the Award granted hereunder will vest on the first day following the end of the Performance Period (the “Vesting Date”). In the event of a Change in Control or the Grantee’s Retirement prior to the Vesting Date, the Award will be fully vested on the date of the Change in Control or date of Retirement, as applicable. For the sake of clarity, this accelerated vesting (other than in the case of a Qualified Change in Control as described in Section 5(b) below) shall not change the Settlement Date as set forth in Section 5(b) below. For purposes of this Award Agreement, “Retirement” means a Grantee’s voluntary resignation upon six months’ notice to the Company for any reason after attaining a combination of (A) age 55 with at least 10 years of credited service or (B) age 65 with at least 5 years of credited service.
(b)Termination Generally. Except as set forth in Section 3(c) below, if the Grantee Terminates before the Vesting Date (other than on account of Retirement), no amounts will be payable hereunder.
(c)Termination without Cause; Resignation for Good Reason; Death or Disability. If the Grantee is Terminated (i) by the Company without Cause, (ii) as a result of the

Company’s nonrenewal of the Term (as defined in his employment agreement), (iii) on account of the Grantee’s death or Disability, or (iv) as a result of the Grantee’s resignation for Good Reason (as defined in his employment agreement), prior to the Vesting Date, the Grantee or the Grantee’s estate will be entitled to retain a pro rated portion of the Award, which shall remain eligible for settlement in accordance with Section 5 below and Annex A hereto (including application of any “TSR Performance Modifier”). For purposes of the foregoing, the pro rated portion of the Award that the Grantee or the Grantee’s estate shall be entitled to retain shall be calculated by multiplying the total number of PSUs awarded hereunder by a fraction, the numerator of which is the number of days from the first day of the Performance Period to the date of Termination, death or Disability, as applicable and the denominator of which is the total number of days in the Performance Period, which amount thereafter will represent the Grantee’s PSUs under this Award Agreement.
(d)Termination for Cause. Notwithstanding anything herein, if a Grantee is Terminated by the Company for Cause at any time prior to the Settlement Date, the Grantee shall forfeit all rights hereunder (including with respect to Earned PSUs (as defined below) and any associated dividend equivalent rights). In addition, if within 180 days following any termination of the Grantee’s employment (whether voluntary or involuntary), the Company discovers that the Grantee engaged in willful dishonesty or willful misconduct of more than a de minimis nature, in each case, with regard to the Company that is materially and demonstrably injurious to the Company, and the facts surrounding that conduct were not known and reasonably could not have been known by any member of the Board (other than the Grantee) at the time of termination, then the Company may provide the Grantee with written notice, including the facts establishing that the Grantee’s conduct was not known at the time of the termination, in which case the Grantee’s termination of employment will be considered a for-Cause termination under this Award Agreement, and the Company may cancel any Shares received by the Grantee hereunder.
4.Dividend Equivalent Rights

The Award will accumulate dividend equivalent rights with respect to the Target PSUs granted hereunder in respect of any dividends paid on Shares (on a one Share to one PSU basis) from the first day of the Performance Period through the last day of the Performance Period. To the extent the Target PSUs that gave rise to any dividend equivalent rights are forfeited pursuant to this Award or the Plan, those dividend equivalent rights will also be forfeited. The aggregate dollar amount of dividend equivalent rights accumulated under this Section 4 in respect of the Target PSUs and not forfeited shall be added to, and be settled on the Settlement Date.

5.Settlement of PSUs

(a)This Award shall entitle the Grantee to receive a number of Shares equal to the Settlement Number (as defined below), less (solely in the case of an employee of the Company or any Affiliate) a number of Shares having an aggregate Fair Market Value equal to the withholding and employment taxes associated with the settlement of the Earned PSUs and related dividend equivalent rights. The “Settlement Number” is equal to the sum of (i) the number of Shares that are equal to the product of the number of Target PSUs multiplied by the

Performance Modifier (the “Earned PSUs”) plus (ii) the number of Shares that results from the quotient of (a) the product of any dividend equivalent rights payable pursuant to Section 4 above multiplied by the Performance Modifier, divided by (b) the Fair Market Value as of the Settlement Date. As used in this Award Agreement, “Performance Modifier” means a percentage range to be approved by the Board, to be based on the Company’s achievement of the performance goals as set forth on Annex A hereto, provided that the number of resulting Shares after application of the Performance Modifier will be rounded down to the nearest whole Share. Any of the Target PSUs that are not determined to be Earned PSUs will be automatically forfeited, terminated and cancelled effective as of the Settlement Date without payment of any consideration by the Company, and the Grantee will have no further rights with respect to such unearned Target PSUs under this Agreement.
(b)The settlement described in this Section 5 shall occur on the Settlement Date. For purposes of this Award Agreement, the “Settlement Date” means (i) the first trading date following the date that the Company determines the level of achievement of the Performance Modifier (as defined below) and establishes the number of Earned PSUs, which will occur within 15 days following the Vesting Date, or (ii) if a Change in Control occurs prior to the Company’s determination of the Performance Modifier, at the time(s) and in the same form of consideration as the consideration delivered to the Company’s stockholders in connection with such transaction (unless the amounts payable under this Award Agreement are deemed to be “nonqualified deferred compensation” under Code Section 409A, in which case the Settlement Date shall be as soon as practicable during the year following completion of the Performance Period); provided, however, that if a “Qualified Change in Control” (as defined below) occurs prior to the Vesting Date, settlement of the Earned PSUs plus any accumulated dividend equivalent rights payable pursuant to Section 4 and calculated as a number of shares pursuant to Section 5, shall occur at the time(s) and in the same form of consideration as the consideration delivered to the Company’s stockholders in connection with such transaction, to the extent permitted by Code Section 409A. For purposes of the foregoing, a “Qualified Change in Control” is a Change in Control that also constitutes a change of ownership or effective control of, or in the ownership of a substantial portion of the assets of, the Company for purposes of Code Section 409A.
6.Restrictive Covenants

By signing the Notice, the Grantee acknowledges and reconfirms the covenants of confidentiality, non-competition and non-solicitation and other similar obligations of the Grantee set forth in the Grantee’s employment agreement, all of which shall continue to apply to the Grantee in accordance with the terms thereof.

7.Prohibited Activities

(a)No Sale or Transfer. Unless otherwise required by law, this Award shall not be (i) sold, transferred or otherwise disposed of, (ii) pledged or otherwise hypothecated or (iii) subject to attachment, execution or levy of any kind, other than by will or by the laws of descent or distribution; provided, however, that any transferred portion of the Award will be subject to all of the same terms and conditions as provided in the Plan and this Award Agreement and the Grantee’s estate or beneficiary appointed in accordance with the Plan will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority.

(b)Right to Terminate PSUs and Recovery. The Grantee understands and agrees that the Company has granted the Award to the Grantee to reward the Grantee for the Grantee’s future efforts and loyalty to the Company and its Affiliates by giving the Grantee the opportunity to participate in the potential future appreciation of the Company. Accordingly, if (i) the Grantee materially breaches or violates the Grantee’s obligations under any Restrictive Agreement to which the Grantee is a party, (ii) the Grantee engages in any activity prohibited by this Section 7 of this Award Agreement, or (iii) the Grantee is convicted of a felony against the Company or any of its Affiliates, then, in addition to any other rights and remedies available to the Company, the Company shall be entitled, at its option, exercisable by written notice, to terminate the Award without consideration, which shall be of no further force and effect. “Restrictive Agreement” shall mean any agreement between the Company or any Subsidiary and the Grantee that contains non-competition, non-solicitation, non-hire, non-disparagement, non-disclosure, confidentiality or similar restrictions applicable to the Grantee.

(c)Other Remedies. The Grantee specifically acknowledges and agrees that its remedies under this Section 7 shall not prevent the Company or any Subsidiary from seeking injunctive or other equitable relief in connection with the Grantee’s breach of any Restrictive Agreement. In the event that the provisions of this Section 7 should ever be deemed to exceed the limitation provided by applicable law, then the Grantee and the Company agree that such provisions shall be reformed to set forth the maximum limitations permitted.

8.No Rights as Stockholder

The Grantee shall have no rights as a stockholder with respect to the Shares covered by the Award until the effective date of issuance of the Shares and the entry of the Grantee’s name as a shareholder of record on the books of the Company following delivery of the Shares in settlement of the Award.

9.Withholding

All payments made pursuant to this Award Agreement shall be subject to all applicable U.S. federal, state and local and applicable non-U.S. tax, social security and similar withholdings. The Grantee shall be solely responsible for the payment of all taxes relating to the payment or provision of any amounts or benefits hereunder. The Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Award, or any payment or transfer under, or with respect to, the Award and to take such other action as may be necessary in the reasonable opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

10.Securities Laws

Upon the acquisition of any Shares pursuant to the settlement of this Award, the Grantee will make such written representations, warranties, and agreements as the Company may reasonably request in order to comply with securities laws or with this Award Agreement. The Grantee hereby agrees not to offer, sell or otherwise attempt to dispose of any Shares issued to the Grantee upon settlement of this Award in any way which would: (a) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other county) or to amend or supplement any such filing or (b) violate or cause the Company to violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, or any other Federal, state or local law, or the laws of any other country. The Company reserves the right to place restrictions on any Shares the Grantee may receive as a result of the settlement of this Award.

11.Modification, Amendment, and Termination of PSUs

Except as set forth in Section 13(b) hereof, this Award Agreement may not be modified, amended, terminated and no provision hereof may be waived in whole or in part except by a written agreement signed by the Company and the Grantee and no modification shall, without the consent of the Grantee, alter to the Grantee’s material detriment or materially impair any rights of the Grantee under this Award Agreement except to the extent permitted under the Plan.

12.Notices

Unless otherwise provided herein, any notices or other communication given or made pursuant to the Notice, this Award Agreement or the Plan shall be in writing and shall be deemed to have been duly given (a) as of the date delivered, if personally delivered (including receipted courier service) or overnight delivery service, with confirmation of receipt; (b) on the date of delivery by email to the address indicated or through an electronic administrative system designated by the Company; (c) one (1) business day after being sent by reputable commercial overnight delivery service courier, with confirmation of receipt; or (d) three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:
(i)If to the Company at the address below:

Tradeweb Markets Inc.
1177 Avenue of the Americas
New York, New York 10036
Attention: Douglas Friedman, General Counsel
Email: Douglas.Friedman@tradeweb.com
(ii)If to the Grantee, at the most recent address or email contained in the Company’s records.

13.Award Agreement Subject to Plan and Applicable Law

(a)This Award Agreement is made pursuant to the Plan and shall be interpreted to comply therewith. Any provision of this Award Agreement inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. The Plan shall control in the event there shall be any conflict between the Plan, the Notice, and this Award Agreement, and it shall control as to any matters not contained in this Award Agreement. The Committee shall have authority to construe this Award Agreement, and to correct any defect or supply any omission or reconcile any inconsistency in this Award Agreement, and to prescribe rules and regulations relating to the administration of this Award.

(b)For the avoidance of doubt, with respect to any Grantee resident outside of the U.S., if the application of the vesting provisions as set forth in Section 3 hereof are invalid or impracticable under applicable local law, the terms of Section 3 hereof shall either be amended or be deemed not to apply to such Grantee, as determined in the sole discretion of the Committee. All determinations made and actions taken with respect to this Section 13(b) shall be made in the sole discretion of the Committee.

(c)This Award Agreement shall be governed by the laws of the State of Delaware, without regard to the conflicts of law principles thereof, and subject to the exclusive jurisdiction of the courts therein. The Grantee hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the State of Delaware having subject matter jurisdiction in the matter.

14.Section 409A

The Award is intended to be compliant with Section 409A of the Code and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted in a manner consistent therewith. Nothing contained herein shall constitute any representation or warranty by the Company regarding compliance with Section 409A of the Code. The Company shall have no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A of the Code on any Person and none of the Company, its Subsidiaries or Affiliates, nor any of their respective employees or representatives, shall have any liability to the Grantee with respect thereto. Notwithstanding anything to the contrary in this Award Agreement or the Plan, solely for purposes of amounts payable under this Award Agreement that are deemed to be “nonqualified deferred compensation” under Section 409A of the Code, if the Grantee is a “specified employee” for purposes of Section 409A of the Code at the time of his or her “separation from service” (within the meaning of Section 409A of the Code), delivery of a Share in respect of any PSU that vests and becomes payable upon or in connection with the Grantee’s separation from service shall be delayed and will be payable on the day after the first to occur of (a) the day which is six (6) months following the date of such separation from service, and (b) the date of the Grantee’s death or Disability.

15.Headings and Capitalized Terms

Unless otherwise provided herein, capitalized terms used herein that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan. Headings are for convenience only and are not deemed to be part of this Award Agreement. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Award Agreement.
16.Severability and Reformation

If any provision of this Award Agreement shall be determined by a court of law of competent jurisdiction to be unenforceable for any reason, such unenforceability shall not affect the enforceability of any of the remaining provisions hereof. In that case, this Award Agreement, to the fullest extent lawful, shall be reformed and construed as if such unenforceable provision, or part thereof, had never been contained herein, and such provision or part thereof shall be reformed or construed so that it would be enforceable to the maximum extent legally possible.

17.Binding Effect

This Award Agreement shall be binding upon the parties hereto, together with their personal executors, administrator, successors, personal representatives, heirs and permitted assigns.

18.Entire Agreement

This Award Agreement, together with the Plan, supersedes all prior written and oral agreements and understandings among the parties as to its subject matter and constitutes the entire agreement of the parties with respect to the subject matter hereof. If there is any conflict between the Notice, this Award Agreement and the Plan, then the applicable terms of the Plan shall govern.
19.Waiver

Waiver by any party of any breach of this Award Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right whether or not of the same or a similar nature. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

    20.    Recoupment

Notwithstanding any other provisions in this Award Agreement or any other agreement between the Company and the Grantee to the contrary, this Award Agreement, the PSUs granted hereunder, the Shares distributed in settlement of such PSUs and/or the gains realized upon a subsequent sale of such Shares by the Grantee shall be subject to repayment or forfeiture by the Grantee to the Company in accordance with the terms and conditions of the Company’s Omnibus Clawback Policy or any other “clawback” policy or mandatory recoupment policy adopted by the Company from time to time

ANNEX A

Performance Modifier Determination

The Performance Modifier will be based on the Company’s cumulative absolute total shareholder return (Cumulative Absolute TSR) over the Performance Period, or such shorter period as provided below in the event of a Change in Control.

Performance Level	Cumulative Absolute TSR for the Performance Period (1)	TSR Performance Modifier (1)
Maximum	Equal to or Greater Than 50%	250%
Target	Equal to 30%	100%
Threshold	Equal to 15%	50%
Below Threshold	Less than 15%	0%
(1)For achievement between Maximum, Target and Threshold performance levels, the TSR Performance Modifier will be determined based on straight-line interpolation between such integers.
For purposes of this Award Agreement, the following terms have the following meanings:
“Average Closing Price” means a price based on the Company’s highest average closing price for a Share for any consecutive 20-trading day period during the last calendar year of the Performance Period; provided, that, in the event of a Change in Control prior to the Vesting Date, the “Average Closing Price” will be equal to the per Share price to be paid to the stockholders of the Company in connection with the Change in Control.
“Average Start Price” means a price calculated as the Company’s average closing price for a Share for the 20 trading days prior to and ending on the Date of Grant.
“Cumulative Absolute TSR” means the percentage change in the cumulative (non-compounded) total return (expressed as a percentage) of an investment in the Company’s Shares for the Performance Period, determined using the Average Start Price to value the Company’s Shares at the start of the Performance Period and the Average Closing Price to value the Company’s Shares at the end of the Performance Period (or the time of a Change in Control, as applicable). In calculating the Cumulative Absolute TSR, all dividends paid during the Performance Period are assumed to have been reinvested in Shares on the ex-dividend date based on the closing price, with the resulting number of Shares ultimately valued in calculating the Cumulative Absolute TSR based on the Average Closing Price. For the sake of clarity, the Cumulative Absolute TSR will be calculated as follows:
Cumulative Absolute TSR = (a) divided by (b), expressed as a percentage, where (a) is the Average Closing Price - Average Start Price + sum of all dividends paid during Performance Period (assuming reinvestment as described above), and (b) is the Average Start Price.